Exhibit 99.B(p)(24)

APPENDIX 1 - CODE OF ETHICS

Applicable to:

Fondsmaeglerselskabet Maj Invest A/S

(as "Maj Invest")

Effective: March 8, 2018

OVERVIEW°

Applicability

Maj Invest Personnel. You are subject to this Code of Ethics (this "Code") if you are identified as "All Employees" and/or "Access Person" and/or "Investment Professional" and/or "Investment Analyst" by the Chief Compliance Officer. Certain parts apply only to Access Persons or Investment Professionals or Investment Analysts. Maj Invest Group will notify you if you are in one of these categories.

Access Persons can include any employee, officer, director, consultant or intern of Maj Invest (if Maj Invest has clients Clients in the United States).

Consultants or similar outside service provider engaged by Maj Invest or any Client (e.g., certain types of consultants) are included in this Code, but in each case only if the service provider acts in a contractual ongoing relationship similar to an employee but not similar to most other service providers.

If you are a split employee in the Maj Invest and split employee in other entities in the Maj Invest Group, this Code will apply in respect of your employment in all entities in the Maj Invest Group, and not Maj Invest alone.

Governing Principles

As an employee, officer, director, consultant or intern of Maj Invest, you may not engage in any activities which directly or indirectly:

defrauds a Client;

•	misleads a Client, including statements that omit material facts;

•	operates or would operate as a fraud or deceit on a Client;

•	functions as a manipulative practice with respect to a Client; or

•	functions as a manipulative practice with respect to a Security.

Interaction with Maj Invest Compliance Manual

If you are an employee, officer, director, consultant or intern of Maj Invest or a consultant or similar outside service provider engaged by Maj Invest or any Client (e.g., certain types of consultants), you are also subject to other Maj Invest Guidelines and procedures. Any violation of the Maj Invest internal rules, Guidelines and Procedures may also be deemed a violation of this Code.

10 Capitalized terms used in this Overview have the meanings assigned to them in Part II of this Code.

PART I

STANDARDS OF BUSINESS CONDUCT

If you are subject to this Code:

You are expected to comply with the following standards of business conduct:

you must comply with all applicable laws and regulations including the Federal Securities Laws;

•	you must comply with the fiduciary obligations outlined below; and

•	you must comply with this Code.

You have a duty to promptly report any violation or apparent violation of this Code to the Chief Compliance Officer. This duty exists whether the violation or apparent violation is yours or that of another person subject to this Code. Retaliation against individuals who report violations or apparent violations of this Code in good faith is not permitted. Violators of this Code may be subject to sanctions.

Fiduciary Obligations

You have a duty to act in utmost good faith with respect to each Client (as defined in Part II below), and to provide full and fair disclosure of all material facts, particularly where the interests of Maj Invest Group (as defined in Part II below) may be in conflict with those of a Client. Maj Invest Group has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

•	The interests of Clients must be placed first at all times.
•	All your personal trading transactions must be conducted consistent with the rules contained in Part I and Part II of this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
•	You should never use your position with Maj Invest Group, or information acquired during your employment, in your personal trading in a manner that may create a conflict - or the appearance of a conflict - between your personal interests and the interest of Maj Invest Group or its Clients. If such a conflict or potential conflict arises, you must report it immediately to the Chief Compliance Officer.

In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•	defrauds a Client in any manner;
•	misleads a Client, including any statement that omits material facts; operates or would operate as a fraud or deceit on a Client;

•	functions as a manipulative practice with respect to a Client; and functions as a manipulative practice with respect to Securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of Part I and Part II of this Code will not shield you from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.

Gifts and Entertainment Policy

This Gifts and Entertainment Policy is intended to ensure that the gifts and entertainment received by an employee do not compromise the employee's judgment or create a potential conflict of interest (actual or perceived). This policy applies to the receipt of gifts or entertainment, as further detailed below, from any person due to that person's (or their employer's) business relationship (or prospective or desired business relationship) with Maj Investment Group. At the same time, Maj Investment Group recognizes that within appropriate limits and in the ordinary course of business, Maj Investment Group employees may accept modest gifts and entertainment from current or prospective business partners, including vendors, customers or suppliers. This policy is intended to balance these considerations.

Generally, you should not accept any investment opportunity, gift, gratuity, services or other thing of material value, from any person or entity that does business, or desires to do business, with Maj Invest Group directly or on behalf of a Client, that could influence your decision-making or make you feel beholden to a person or firm.

Gifts. As used herein, "gifts" include any thing of value that is given by an outside party due to a person's business relationship (or prospective or desired business relationship) with Maj Investment Group and which would not be includable as "business entertainment" described below. You may accept gifts from a single giver so long as their aggregate annual value does not exceed E250. A "single giver" refers to a company or firm and not to a single officer or employee of a company or firm (e.g., you cannot receive €1000 in gifts from four officers or employees of the same company). You are responsible to ensure that any gifts, either received or given are recorded in a timely manner in the Maj Invest Gift Log which is maintained by the Finance Manager or Chief Compliance Officer.

Occasional gifts in relation to birthdays, receptions etc. to the Board of Directors of the Maj Invest-group are excluded from this Gift and Entertainment Policy to the extent such gifts are personal in nature (See "Personal Gifts" below).

Business Entertainment As used herein, "business entertainment" includes such items as meals, conferences, tickets to plays and/or sporting/recreational events that are attended by the party bearing the cost of the event. If the party bearing the cost of the event is not in attendance, it should generally be considered a gift. You may attend business meals, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and customary and both you and the giver are present. Business entertainment that is repetitive, lavish, excessive or extravagant should not be accepted regardless of the value. For preclearance, contact Chief Compliance Officer and provide a description of the event, its business purpose, expected attendees and the anticipated value of the entertainment. For any Business Entertainment in excess of €500 (or the local currency equivalent) it must be considered carefully and if in risk of being repetitive, lavish, excessive or extravagant or compromising the integrity either (i) paid by Maj Invest or (ii) presented to the Chief Compliance Officer in advance. The following examples may be considered not acceptable: 1) The entertainment contains benefits for the receiving employee's personal investments 2) entertainment which would reflect badly on Maj Invest, e.g. events involving gambling or adult entertainment 3) situations where the employee has requested an entertainment as a favor and without any professional element. Incidental meals necessitated by business obligations are excluded from this Policy (for example, lunch in a conference room during extended business meetings).

Promotional or logo items of nominal value (pens, umbrellas, duffel bags, etc.) are not considered gifts subject to this Policy.

Any form of loan by an employee to a Client or a by a Client to an employee is not allowed as a matter of firm policy and good business practice. The latter can be accepted if the Client is a financial institution and the loan has been provided as a part of ordinary daily business between the Client and the employee as a private person, and the terms of such loan are consistent with market practice (including at market interest rates for the type and duration of the loan).

The requirements of this Section of the Code of Ethics are in addition to, and not in place of, any additional requirements which may be imposed by a policy or procedure of Maj Invest Group specifically addressing gifts and/or entertainment. Any questions about gifts, gratuities or other payments to or from employees are to be reviewed by the Chief Compliance Officer.

Personal Gifts. Gifts and entertainment which are given due to a close personal relationship or a specific board membership or directorship, would not be subject to the limits described in this Policy. This can be the case for both for gifts and entertainment received from (i) a person employed by a company with which Maj Invest has a business relationship, or (ii) a company in which the employee or the management director has a board membership or directorship (and with which Maj Invest may have a business relationship), or (iii) members of Maj Invests own Board of Directors. For an item to properly be considered personal and not business-related, it must meet the following conditions:

1. it serves a personal purpose that is not connected to Maj Invest's (or the other party's) external business activities. Personal purpose also includes a board membership or directorship relation;

2. It provided due to a board membership, board member of Maj Invest-group, family member or close friend;

3. It is paid for by the giver, not the giver's employer. In case of board memberships or directorships by the group or company of such position; and

4. There is (i) reciprocity of gift-giving between the individuals or (ii) a clear publicly known and celebrated occasion like retirement, birthday, reception, or (iii) a gift provided to all members of a Board of Directors.

Sound judgment is required to determine whether an item should properly be characterized as personal and not subject to the limits of this Policy. If an item is determined to be personal in nature, although the item need not be reported, the employee may inform Chief Compliance Officer or the CEO of the existence of the relationship. Any questions concerning the characterization of an item should be directed to the Chief Compliance Officer.

PART II

POLICY ON

PERSONAL SECURITIES TRANSACTIONS

DEFINITIONS

Maj Invest Group refers to each of Fondsmaeglerselskabet Maj Invest A/S ("Maj Invest"), Danish Microfinance Partners General Partner APS, Danish Microfinance Partners Management APS, General Partner Equity Vietnam APS, LDE 1 APS, LDE 2 APS, LDE 3 APS, Maj Bank A/S, Maj Invest Equity A/S, Maj Invest Singapore Private Limited, Maj Invest Singapore Private Limited, Maj Invest South America S.A., Management Equity Vietnam I APS and MIE SEA II GP APS.

Sub-advised Fund is an investment company registered under the Investment Company Act for which Maj Invest acts as the investment sub-adviser.

Client is any person or entity, including the Sub-advised Fund, for which Maj Invest provides investment advisory services.

Client trades at the sole instruction of the client and that do not involve investment advice given by Maj Invest to the client are excluded from the "Client" definition and this Policy on Personal Securities Transactions. However, client trades in the sole instruction of the client are covered and handled by the Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge.

Access Person is each of the following:

(1)	a director, general partner, or officer of Maj Invest;

(2)	an employee or intern of Maj Invest or any consultant or similar outside service provider engaged by Maj Invest or any Client (e.g., certain types of consultants): in each case who, in connection with his or her regular functions or duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales including a chief portfolio manager, investment manager, investment analyst', member of a trading department, partners, directors, portfolio managers and analytics in the private equity departments, and certain members of information technology department, and middle office department or who, in connection with his or her regular functions has access to nonpublic information regarding such recommendations;

II As used in this Policy on Personal Securities Transactions, the term "investment analyst" includes any person that performs financial and/or quantitative analysis of securities that results in a recommendation to a portfolio manager or investment counselor regarding an investment in such securities.

(3)	an employee or intern of Maj Invest or any consultant or similar outside service provider engaged by Maj Invest or any Client (e.g., certain types of consultants); in each case who, in connection with his or her regular functions or duties, has access to nonpublic information regarding portfolio holdings of the Sub-advised Fund (including a chief portfolio manager, investment analyst, member of a trading department, partners, directors, portfolio managers and analyst in the private equity departments, and certain members of the investment operations department, information technology department, customer support department, and middle office department

(4)	a natural person in a control relationship to Maj Invest who obtains nonpublic information concerning recommendations made to the Sub-advised Fund or any other Client with regard to the purchase or sale of Securities by the Sub-advised Fund or other Client.

"Access Person" may, in the sole discretion of the Chief Compliance Officer, exclude partners, directors, portfolio managers and analysts in the private equity departments may be excluded if such persons do not have access to portfolio holdings or trading activity of any Sub-Advised Fund or Client.

Investment Professional is: (1) each employee of Maj Invest who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Sub-advised Fund or other Client (including the CIO, a chief portfolio manager, an investment manager, and an investment analyst in Asset Management; (2) any person who controls, or is an investment adviser to, Maj Invest and who obtains information concerning recommendations made to Maj Invest regarding the purchase or sale of securities by the Sub-advised Fund or other Client. Partners, directors, portfolio managers and analysts in the private equity departments may be excluded if such persons do not have access to portfolio holdings or trading activity of any Sub-Advised Fund or Client; and (3) any consultant or similar outside service provider engaged by Maj Invest or a Client to provide analysis or recommendations on Securities (e.g., certain types of consultants).

Every Investment Professional is also an Access Person.

Immediate Family of any person includes his or her spouse (if not separated or divorced and living apart), minor children, and relatives living in his or her principal residence.

Federal Securities Laws means the U.S. Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, title V of the U.S. Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the U.S. Bank Secrecy Act (as it applies to funds and investment advisers), and any rules adopted thereunder by the SEC or the Department of the Treasury.

Chief Compliance Officer means the General Counsel and Head of Legal and Compliance.

Securities means anything that is considered a "security" under the Investment Company Act, including most kinds of investment instruments, including, but not limited to:

I. stocks and bonds;

2. shares of exchange traded funds unless the exchange traded fund is also classified as a UCITs;

3. shares of closed-end investment companies;

4. options on securities, on indexes and on currencies;

5. investments in all kinds of limited partnerships;

6. investments in non-U.S. unit trusts;

7. investments in collective investment schemes registered outside of Denmark or the European Union;

8. investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs, including those managed or advised by an entity in the Maj Invest Group.

The term "Securities" does not include:

a. direct obligations of the U.S. Government and Danish Government;

b. bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;

c. shares of open-end investment companies that are registered under the Investment Company Act (mutual funds), managed or advised by an entity other than an entity in the Maj Invest Group, or shares or units of an open-end UCITS managed or advised by an entity other than an entity in the Maj Invest Group";

d. Danish bonds in conjunction with home purchase financing and refinancing via mortgage-credit bonds, including annual trading in Danish flexloan bonds;

e. investments in non-U.S. mutual funds registered inside of Denmark or the European Union 13.

12 For purposes of this Code, open-end UCITS funds shall be treated in the same manner as shares of open-end investment companies registered under the Investment Company Act.

"Securities excluded are Danish and foreign investment funds (mutual funds) subject to g 14 3.1.2 and 3 in the Danish Act on mutual funds etc.

Units of the Sub-advised Fund or any UCITS managed by Maj Invest are "Securities" for the purposes of this Policy, and are referred to herein as "Reportable Funds".

Cryptocurrencies are "Securities" for the purposes of this Policy.

Initial Public Offering means an offering of Securities registered under the U.S. Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 1 5(d) of the Exchange Act. As used in this Policy, the term "Initial Public Offering" shall also mean a one time offering of stock to the public by the issuer of such stock which is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the U.S. Securities Act of 1933 pursuant to section 4(a)(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the U.S. Securities Act of 1933, or exempt from registration in any other jurisdiction. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt Securities, or partnership interests, from any entity, unless those Securities are registered for public offer under applicable law.

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Chief Compliance Officer, Chief Executive Officer, and Finance Manager mean the persons identified as such in the Procedures. Questions or comments regarding this Code may be emailed to Chief Executive Officer, jc@majinvest.com or Chief Compliance Officer, ms@majinvest.com.

Procedures means the Guidelines and Procedures for Trading in Securities and Handling Insider Knowledge and Guidelines and Procedures for Speculation and other offices (including restrictions on personal Securities transactions).

A. Applicability of the Policy

1.       Who is Covered One or more parts of this Policy apply to Maj Invest Group officers, employees, consultants and interns. Certain parts apply only to Access Persons or Investment Professionals. Maj Invest Group will notify you if you are in one of these categories.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

2.       What Accounts are Covered_ This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Chief Compliance Officer determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

3.       What Client transactions are Covered. Any Client account that is managed by Maj Invest and for which Maj Invest provides investment advisory services. Client trades at the sole instruction of the client and that do not involve investment advice given by Maj Invest to the client are excluded from the "Client" definition and this Policy on Personal Securities Transactions. However, client trades in the sole instruction of the client are covered and handled by the Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge.

B. Rules Applicable to All Employees14

All persons subject to the Code of Ethics are subject to the following rules.

1.       Prohibited Transactions. You are prohibited from purchasing or selling Lay Security, either personally or for any Client, while you are in the possession of material, non-public information concerning the Security or its issuer. Please read Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge.

2.       Transactions in Shares or Units of the Open-End Funds. You must comply with all prospectus restrictions and limitations on purchases, sales or exchanges of any open-end mutual fund shares or units when you purchase, sell or exchange such shares or units.

C. Rules Applicable to Access Personsl 5

If you are an Access Person, you are subject to the following rules, in addition to the "Rules Applicable to All Employees" in section B above

I. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Securities, except that you do not have to pre-clear:

(1)	a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed €20,000;

14 Reminder. When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A, "Applicability of the Policy," above. The procedure for obtaining pre-clearance is explained in the Procedures.

15 Reminder: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, "Applicability of the Policy," above and check the definition of 'Securities" and of other capitalized terms in the "Definitions" section above.

(2)	a sale of equity Securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) calendar days, would not exceed €20,000;

(3)	a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed €20,000;

(4)	a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed €20,000;

(5)	a purchase or redemption (including through an exchange) of units of the Sub-advised Fund;

(6)	a purchase or redemption (including through an exchange) of a UCITS fund or a Reportable Fund;

(7)	a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the notional value of all such purchases with respect to a given currency in the previous six (6) calendar days would not exceed €20,000;

(8)	a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the notional value of all such sales with respect to a given currency in the previous six (6) calendar days would not exceed €20,000;

(9)	a bona fide gift of Securities that you receive or a bona fide gift of Securities that you make to any nonprofit organization qualified under Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended;

(10)	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;

(11)	a transaction pursuant to a mandatory tender offer or bond call that is applicable = rata to all stockholders or bond holders, respectively, or

(12)	Investment associations, special-purpose associations, other collective investment schemes (other than UCITS), etc. that are not managed or advised by an entity in the Maj Invest Group and that do not involve investment in Limited Offerings.

The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a restricted list pursuant to the Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge and Maj Invest Guidelines and Procedures on Speculation and other offices. Further, the Chief Compliance Officer may suspend your ability to rely on the exemptions from pre-clearance in clauses (1) through (8) if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose or other resource such as Bloomberg. Investment Professionals have additional pre-clearance obligations. See section D, "Additional Rules Applicable to Investment Professionals and Certain Other Persons," below.

Maj Invest's employees will not be restricted from personal trading in the same Securities as a Client's account trades. However, pre-approval will not be given, if a Client trade is conducted.

You will not receive pre-clearance of a transaction for any Security at a time when the Chief Compliance Officer believes circumstances warrant prohibiting a transaction in a particular Security. This may include when there is a pending buy or sell order for the same Security for a Client. Remember that the term "Security" is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to preclearance. Where relevant, the Finance Manager conducts a check with both the restricted as well as the current list of pending trades, and a positive search result will prevent approvals. A preclearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the Procedures.

2. Prohibited and Restricted Transactions. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures.

a. Initial Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Chief Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, Maj Invest Group discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form.

b. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Chief Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with Maj Invest or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

c. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short "against the box") and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

d. Naked Options. You may not engage in option transactions with respect to any Security, except that (i) you may purchase a put option or sell a call option on Securities that you own and, (ii) in order to close such a transaction, you may sell a put option or purchase a call option on Securities that you own. All transactions entered into pursuant to clause (i) or (ii) above are subject to pre-clearance.

e. Short-term Tradino. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) calendar days are generally regarded as short-term trading. Such transactions are subject to pre-clearance.

Furthermore, employees subject to the restrictions on speculative trading, including the Board of Management, the value team (Kurt Kara and Ulrik Jensen) and other decision makers in respect of investment advisory services, are also restricted on the frequency and gearing of their personal trading.

3. Prohibited Transactions. Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge and Maj Invest Guidelines and Procedures on Speculation and other offices contain additional restrictions regarding holding period, gearing etc.

4. Investment Clubs. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is usually impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club.

5. Reporting Requirement:516 You are required to provide the following reports of your Security and Reportable Funds holdings and transactions to the Chief Compliance Officer or to the Designated Trading Monitor (as defined below), if the Chief Compliance Officer has appointed one. Please refer to the Procedures for reporting procedures and forms.

a. Initial Report of Holdings. Within ten (10) calendar days after you become an Access Person, you must submit a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and current value of each Security held as of a date not more than forty-five (45) calendar days before you became an Access Person, or similar type of information required by the Chief Compliance Officer. Your report must also include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Chief Compliance Officer.

16 Reminder:Your reports also relate to members of your Immediate Family and the accounts referred to under section A, "Applicability of the Policy," above. Please review the definition of Securities in the "Definitions" section above.

b. Annual Report of Holdin gs. After January 1 and before the end of February each year, you must submit a report of your holdings of Securities, current within forty-five (45) calendar days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and current value of each Security held, or similar type of information required by the Chief Compliance Officer. Your report must include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report. The annual report for each employee may for the first year of this Manual be later than the aforementioned.

c. Quarterly Transaction Report. Within thirty (30) calendar days after the end of each calendar quarter, you must submit a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and current value of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must state the name of the broker, dealer or bank and the date you established the account on your report. The report must state the date on which you submit it.

You do not have to submit a quarterly transaction report if (i) you have provided copies of all of your transaction confirmations and account statements for that quarter (see paragraph 6, "Confirmations of Transactions and Account Statements," below), or (ii) all of the information required in such report is, on a current basis, already in the records of Maj Invest Group.

6. Confirmations of Transactions and Account Statements. In addition to the requirements provided in "Reporting Requirements" above, you must also ensure that you send to the Chief Compliance Officer, or to the Designated Trading Monitor if the Chief Compliance Officer has appointed one, as soon as practicable, copies of all confirmations of your Securities transactions and of all quarterly and annual account statements. See section A.Z., "Applicability of the Policy - What Accounts are Covered," above.

If you provide to the Chief Compliance Officer, or the Designated Trading Monitor if the Chief Compliance Officer has appointed one, all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that confirmation.

D. ADDITIONAL RULES APPLICABLE TO INVESTMENT PROFESSIONALS AND CERTAIN OTHER

PERSONS17

If you are an Investment Professional, or a member of a portfolio management team in the case of section D.2 below or certain consultants or similar outside service providers engaged to provide analysis or recommendations on Securities, you may be subject to the following rules, in addition to the "Rules Applicable to Access Persons" in section C above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendationsts, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients' interests. While the following Securities transactions are subject to preclearance procedures, you are responsible for avoiding all prohibited transactions described below, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

1. Prohibited Transactions: All Investment Professionals. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a Security for a Client in order to support or enhance the price of a Security in your personal account, or "front run" a Client.

2. Prohibited Transactions: Portfolio Managers, Members of Portfolio Management Teams, Investment Counselors, et al. For each of the prohibited transactions listed below in this section D.2, you are deemed to "manage" and/or be part of the "portfolio management team" for each Client account for which (i) you are a named portfolio manager or investment counselor or (ii) you have regular access to nonpublic information regarding the actual purchase or sale of Securities for the account prior to the placement of an order to purchase or sell such Securities with the relevant trading personnel for execution. You are deemed to have such regular access to nonpublic information regarding the actual purchase or sale of Securities for a Client account if you have the authority to: (x) complete trade tickets (or other documentation) required in order to place an order to purchase or sell Securities for the account with the relevant trading personnel for execution; (y) place such an order for the account with the relevant trading personnel for execution; or (z) review such trade tickets (or other documentation) prior to submission to the relevant trading personnel for execution, in each case whether in hard copy or by electronic means.

17 " Reminder: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A. "Applicability of the Policy," above and check the definition of "Securities" and of other capitalized terms in the "Definitions" section above.

18 Reminder Client trades at the sole instruction of the client and that do not involve investment advice given by Maj Invest to the client are excluded from the "Client" definition and this Policy on Personal Securities Transactions. However, client trades in the sole instruction of the client are covered and handled by the Maj Invest Guidelines and Procedures on Trading in Securities and Handling Insider Knowledge

a. Personal Trades in Same Direction as Client, If you are a chief portfolio manager, an investment manager, a member of a portfolio management team, or a consultant or similar outside service provider engaged to provide analysis or recommendations on Securities you may not purchase any Security for your personal account until one (1) calendar day after you have purchased that Security for any Client account that you manage. You may not sell any Security for your personal account until one (1) calendar day after you have sold that Security for any Client account that you manage.

b. Personal Trades in Opposite Direction as Client: Seven-Day Blackout. If you are a chief portfolio manager, an investment manager, a member of a portfolio management team, or a consultant or similar outside service provider engaged to provide analysis or recommendations on Securities you may not sell any Security for your personal account until the eighth (8th) calendar day after you have purchased that Security for any Client account that you manage. You may not purchase any Security for your personal account until the eighth (8th) calendar day after you have sold that Security for any Client account that you manage.

c. Trading Before a Client.

(I) If you are a portfolio manager or an investment counselor, before you place an order to purchase a Security for a Client account that you manage, you must disclose if you have purchased that Security for your personal account within the preceding seven (7) calendar days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client's account the difference between your and the Client's purchase price for the Security, if your price was lower.

(ii) If you are a portfolio manager or an investment counselor, before you place an order to sell a Security for a Client account that you manage, you must disclose if you have sold that Security for your personal account within the preceding seven (7) calendar days. Depending upon the circumstances, you may or may not be required to pay to the Client's account the difference between your and the Client's sales price for the Security, if your price was higher.

(iii) As a member of a portfolio management team, if you enter into a Security transaction for your personal account of a type described in section D.2.c(i) or (ii) you must disclose such transactions (to the extent you have actual knowledge of the transaction for the Client account). Depending upon the circumstances, you may or may not be subject to the relevant requirements described in such sections.

(iv) The disclosures provided in items (i)-(iii) above must be made to the Chief Compliance Officer or to the Designated Trading Monitor, if the Chief Compliance Officer has appointed one.

d. Applicability to Open-End Funds, For the avoidance of doubt, sections D.2.a., D.2.b. and D.2.c do not apply to an employee's personal trades in shares or units of a publicly registered open-end mutual fund (e.g. UCITS), including Reportable Funds. However, this exclusion, like other provisions of this Policy, are subject at all times to the prohibitions on trading on the basis of MNPI ("material non-public information").

e. General Prohibition. Because your responsibility is to put your Client's interests ahead of your own, if you are a portfolio manager, an investment counselor or a member of a portfolio management team you may not delay taking appropriate action for a Client account that you manage in order to avoid potential adverse consequences in your personal account.

3. Prohibited Transactions: Investment Analysts

a. Personal Trades Consistent with New or Changed Recommendations. If you are an investment analyst or a consultant or similar outside service provider engaged to provide analysis or recommendations on Securities, you may not purchase or sell any Security for which you have coverage responsibility or on which you provide analysis or recommendations until the third (3rd) business day after you have broadly communicated a new or changed recommendation or rating for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation or rating.

b. Personal Trades Inconsistent with New or Changed Recommendations. If you are an investment analyst or a consultant or similar outside service provider engaged to provide analysis or recommendations on Securities, you may not purchase or sell any Security for which you have coverage responsibility or on which you provide analysis or recommendations until the tenth (10th) business day after you have broadly communicated your new or changed recommendation for such Security to the Investment Professionals in the relevant department, if your transaction is inconsistent with your recommendation or rating. You must pre-clear any such transaction and disclose to the Designated Trading Monitor, if the Chief Compliance Officer has appointed one, the reasons you desire to make a trade inconsistent with your recommendation or rating.

c. Trading before Communicating a Recommendation or Rating, If you are an investment analyst or a consultant engaged to provide analysis or recommendations on Securities who is in the process of making a new or changed recommendation for a Security for which you have coverage responsibility or on which you provide analysis or recommendations, but you have not yet broadly communicated your research conclusions and recommendations or ratings for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

4. Required Disclosures: investment Analysts. If you are an investment analyst or a consultant or similar outside service provider engaged to provide analysis or recommendations on Securities, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Chief Compliance Officer or to the Designated Trading Monitor, if the Chief Compliance Officer has appointed one, and to any Investment Professionals to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Chief Compliance Officer shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of this Code.

2. Review of Securities Reports. The Chief Compliance Officer shall seek to ensure that it or the Designated Trading Monitor on its behalf receives all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements, and that such party reviews them in accordance with the attached Procedures.

3. Appointment of Designated Trading Monitor. The Chief Compliance Officer may appoint an outside service provider (the "Designated Trading Monitor") to receive and analyze Security holdings and transactions reports and other reports submitted by employees, as noted in this Code. The Designated Trading Monitor as of the date of the adoption of this Code is PricewaterhouseCoopers. The Designated Trading Monitor is subject to the supervision of the Chief Compliance Officer, who holds ultimate responsibility for collection and analysis of all reports submitted to the Designated Trading Monitor under this Code.

4. Certifications by Employees. No less frequently than annually, each employee of Maj Invest must certify at the time of hire and annually thereafter (within the timeframes established from time to time by the legal department) that he or she has read and understood this Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to this Code, each employee must certify that he or she has read this Code, as revised, and understands and will comply with its provisions.

5. Use of Consultants or Similar Outside Service Providers. The Chief Compliance Officer shall seek to ensure that each contract by which Maj Invest or a Client engages a consultant or similar outside service provider (e.g., certain types of consultants) contains provisions binding such consultant or similar outside service provider to the applicable provisions of this Code.

6. Annual Report to Sub-Advised Fund Board. Maj Invest shall submit to the Sub-advised Fund for consideration a written report that (a) describes any issues arising under this Code or the Procedures since the last report to the board of directors of the Sub-advised Fund, including information about material violations of this Code or the Procedures and the sanctions imposed in response to material violations, and (b) certifies that Maj Invest has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

7. Recordkeeping Requirements. Maj Invest shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(1) copies of this Code currently in effect and in effect at any time within the past five (5) fiscal years;

(2)	a record of any violation of this Code and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred (e.g.. as an annual statement from the Chief Compliance Officer, or the Designated Trading Monitor on its behalf, in accordance with of Guidelines for Speculation and other offices);

(3)	copies of each report referred to in sections C or D.2 of the Policy on Personal Securities Transactions ("Policyl, Part II above, to be maintained (by the Chief Compliance Officer, or the Designated Trading Monitor on its behalf, in accordance with of Guidelines for Speculation and other offices for at least five (5) years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a Securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);

(4)	a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;

(5)	a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least 5 years after the end of the fiscal year in which the approval is granted;

(6)	a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section D.2 of the Policy and who are or were responsible for reviewing such reports;

(7)	copies of each certification referred to in paragraph 4 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

(8)	a copy of each Annual Report to a Sub-Fund Board referred to in paragraph 6 of these General Provisions, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

8. Confidentiality. All reports and other documents and information supplied by any employee of Maj Invest or Access Person in accordance with the requirements of this Code shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of Maj Invest, by representatives of the SEC, or otherwise as required by law, regulation, or court order.

9. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code, please consult with the Chief Compliance Officer.

10. Violations and Sanctions. Any employee of Maj Invest who violates any provision of this Code shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer for the approval by the Management Board. In the event the Chief Compliance Officer violates any provisions of this Code, the Chief Executive Officer shall recommend the sanction to be imposed for approval by the Board of Directors of Maj Invest. If it has been determined that a violation of this Code has occurred the Chief Compliance Officer, or the Chief Executive Officer if the Chief Compliance Officer is the party who has violated this Code, shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action.

In adopting and approving this Code, Maj Invest does not intend that a violation of this Code necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Advisers Act.

Adopted by the Board of Directors at the meeting of the Board of Directors on (5Cilarckvzois.

Board of Directors:

/s/ Tommy Pedersen	/s/ Henrik Andersen	/s/ Nils Bernstein
Chairman	Board member	Board member
Tommy Pedersen	Henrik Andersen	Nils Bernstein

/s/ Ruth Schade	/s/ Tomas Munksgard Hoff	/s/ Anders Møller Olesen
Board member	Board member	Board members
Ruth Schade	Tomas Munksgard Hoff	Anders Møller Olesen

Approved by the Executive Board:

/s/ Jeppe Christiansen	/s/ Henrik Parkhoi	/s/ Erik Holm
CEO	Deputy CEO	Director, Managing Partner
Jeppe Christiansen	Henrik Parkhoi	Erik Holm

EXHIBIT A

FORM OF INITIAL ACKNOWLEDGEMENT CERTIFICATION

Name (please print)

This is to certify that Fondsmaegierselskabet Maj Invest A/S's Compliance Manual was distributed to me on                    , 20___, and that I have read and understand such Compliance Manual and will adhere in all ►espects to the applicable policies and procedures described in such Compliance Manual. I further confirm my understanding that any violation of such Compliance Manual will subject me to appropriate disciplinary action, which may include demotion or discharge.

Signature

Date

PLEASE RETURN A SIGNED ORIGINAL OF THIS DOCUMENT TO THE CHIEF COMPLIANCE OFFICER.

EXHIBIT B

FORM OF RECERTIFICATION

Name (please print)

I certify that I have read and understand the policies and procedures set forth in Fondsmaeglerselskabet Maj Invest A/S's Compliance Manual, and all material amendments thereto and will adhere in all respects to the applicable policies and procedures described therein. I further confirm my understanding that any violation of such Compliance Manual will subject me to appropriate disciplinary action, which may include demotion of discharge.

Signature

Date

PLEASE RETURN A SIGNED ORIGINAL OF THIS DOCUMENT TO THE CHIEF COMPLIANCE OFFICER.